EXHIBIT 10.70

SETTLEMENT AGREEMENT

This Settlement Agreement and Mutual Release (hereinafter "Settlement Agreement") is entered into effective as of March __, 2013 (“Effective Date”) by and between Oxygen Biotherapeutics, Inc. (“OBI”) and Tenor Opportunity Master Fund, Ltd., Aria Opportunity Fund, Ltd. and Parsoon Opportunity Fund, Ltd. (collectively "Tenor"), both of which are sometimes collectively referred to as the "Parties" and is made with reference to the following:

1.  RECITALS

a.
Tenor is a Plaintiff and OBI is the Defendant in the following litigation (the "Litigation") pending in the United States District Court for the Southern District of New York: Tenor Opportunity Master Fund, Ltd., Aria Opportunity Fund, Ltd. and Parsoon Opportunity Fund, Ltd. v. Oxygen Biotherapeutics, Inc., Case No. 11 Cv 6067( KBF).

b.	Tenor and OBI were Parties to a Subscription Agreement dated May 4, 2010, which was the subject of the Litigation (the “Subscription Agreement”).

c.
Each of the Parties to this Settlement Agreement desire to permanently settle and resolve any and all claims, disputes, issues or matters that exist between them as of the date of this Settlement Agreement and to dismiss with prejudice the Litigation.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and subject to the terms and conditions set forth below, the Parties hereby resolve their differences and agree as follows:

2.  SETTLEMENT TERMS

In consideration hereof, concurrently with the execution and filing of the Dismissal as described in section 4(d) below, OBI will pay Tenor the sum of one hundred thousand dollars ($100,000) (“Initial Payment”) by wire transfer on the day after Tenor delivers to OBI a fully executed copy of this Settlement Agreement pursuant to wire transfer instructions to be furnished by Tenor in conjunction with its execution and delivery of this Settlement Agreement.

a.
Beginning on the first day of each calendar quarter following the Initial Payment, OBI will pay to Tenor by wire transfer five additional payments in the amount of one hundred thousand dollars ($100,000) plus interest accrued thereon from the date of this Settlement Agreement to the date of payment at the rate of fifteen percent (15%) per year (“Quarterly Payments”).

b.
Should OBI enter into a transaction whereby cash proceeds are paid to OBI (“Financing”) or OBI receives assets of value or the aggregate sum of cash proceeds and assets received from a series of transactions during a trailing twelve (12) month period exceeds one million dollars ($1,000,000) prior to the last Quarterly Payment being made, OBI shall pay to Tenor an Escalated Payment on a pro-rata basis as follows, with the Quarterly Payments thereafter adjusted so that the aggregate of sums paid to Tenor under this Settlement Agreement equals six hundred thousand dollars ($600,000) in aggregate plus any interest accrued thereon as provided for in this Settlement Agreement (“Total Settlement Amount”) :

i.
Financing of five million dollars ($5,000,000) or greater: the aggregate of all Quarterly Payments that remain due shall be paid within five (5) business days of OBI’s receipt of proceeds from the Financing.

ii.
Financing of four million dollars ($4,000,000) or greater: eighty percent (80%) of the aggregate of all Quarterly Payments that remain due shall be paid within five (5) business days of OBI’s receipt of proceeds from the Financing. Any remaining balance of the Total Settlement Amount following this Escalated Payment to be paid in regularly scheduled Quarterly Payments as provided for under section 2(a) above.

iii.
Financing of three million dollars ($3,000,000) or greater: sixty percent (60%) of the aggregate of all Quarterly Payments that remain due shall be paid within five (5) business days of OBI’s receipt of proceeds from the Financing. Any remaining balance of the Total Settlement Amount following this Escalated Payment to be paid in regularly scheduled Quarterly Payments as provided for under section 2(a) above.

iv.
Financing of two million dollars ($2,000,000) or greater: forty percent (40%) of the aggregate of all Quarterly Payments that remain due shall be paid within five (5) business days of OBI’s receipt of proceeds from the Financing. Any remaining balance of the Total Settlement Amount following this Escalated Payment to be paid in regularly scheduled Quarterly Payments as provided for under section 2(a) above.

v.
Financing of one million dollars ($1,000,000) or greater: twenty percent (20%) of the aggregate of all Quarterly Payments that remain due shall be paid within five (5) business days of OBI’s receipt of proceeds from the Financing. Any remaining balance of the Total Settlement Amount following this Escalated Payment to be paid in regularly scheduled Quarterly Payments as provided for under section 2(b) above.

c.
If a scheduled payment date falls on a non-business day, the payment shall be made on the first business day following the payment due date. Such delay shall not be deemed a breach of this Settlement Agreement. For purposes of this provision, a non-business day shall be Saturday, Sunday or any day which OBI has designated as a company closure in Exhibit A attached hereto and incorporated herein by reference, or when a state of emergency has been declared for any portion of North Carolina within a fifty (50) mile radius of OBI’s Corporate Headquarters.

3.  NOTICE AND BREACH

a.
In the event of any breach of any obligation under this Settlement Agreement, the non-breaching Party shall provide the breaching Party three (3) business days written notice of breach and opportunity to cure, which may be delivered via electronic mail, overnight courier, facsimile or hand delivery service, delivered in accordance with the Notice provision of this Settlement Agreement. If and to the extent any breach is not curable, no such notice shall be required.

b.
In the event OBI breaches its obligation to make any payment under this Settlement Agreement and such breach is not cured after notice within the period provided for in this section, all amount remaining payable or to come due under this Settlement Agreement shall immediately be accelerated and become due and payable, including interest thereon at the rate provided for in paragraph b of this section from the date of this Settlement Agreement to the date of payment.

c.
It shall be a breach of this Settlement Agreement and constitute a default of payment obligations in the event that OBI shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended; (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due; (iii) make an assignment for the benefit of creditors; (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property; (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it; (vi) take any action in furtherance of any matter described in parts (i) through (v) above; and (vii) fail to contest in good faith any involuntary bankruptcy proceeding or other attempt of creditors to seek relief for failure of OBI to pay its debts when due.

d.
If OBI shall default on any payment due under this Settlement Agreement or is in breach pursuant to paragraphc. of this section, in addition to amounts otherwise due and payable, Tenor shall be entitled to recover and receive from OBI its reasonable costs and expenses of collection of such amounts, or enforcement of its rights under this Settlement Agreement, which costs and expenses shall include, but not be limited to reasonable attorneys’ fees.

4. RELEASES AND DISMISSAL OF THE LITIGATION

a.
Tenor Release. Tenor, on behalf of its constituent entities and each of their agents, employees, representatives, partners, officers, parents, shareholders, directors, subsidiaries, attorneys, predecessors, successors and assigns does hereby irrevocably release, acquit and forever discharge OBI and each of its respective agents, employees, representatives, parents, shareholders, directors,  subsidiaries, officers, directors, attorneys, jointly and severally (the "OBI Releasees"), of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever (hereinafter referred to collectively as "Claims"), suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Settlement Agreement, which Tenor may now have or at any time heretofore may have had, or which at any time hereafter may have or claim to have against the OBI Releasees, relating to, arising from, or concerning any claim asserted in the Litigation, or any other claim relating to or otherwise arising from the sale of convertible debt securities of OBI consummated on June 30, 2011 and July 1, 2011 (hereinafter "Released Claims"). For avoidance of doubt, except as expressly provided herein, Tenor does not release OBI from any obligations remaining or existing under the Subscription Agreement.

b.
OBI Release. OBI, on behalf of itself and its constituent entities and each of their agents, employees, representatives, partners, officers, parents, shareholders, directors, subsidiaries, attorneys, predecessors, successors and assigns does hereby irrevocably release, acquit and forever discharge Tenor and each of its respective agents, employees, representatives, parents, shareholders, directors, subsidiaries, officers, directors, attorneys, jointly and severally (the "Tenor Releasees"), of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever (hereinafter referred to collectively as "Claims"), suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Settlement Agreement, which OBI may now have or at any time heretofore may have had, or which at any time hereafter may have or claim to have against the Tenor Releasees, relating to, arising from, or concerning the Subscription Agreement, the Litigation or the subject matter thereof (hereinafter "Released Claims"). For avoidance of doubt, except as expressly provided herein, OBI does not release Tenor from any obligations remaining or existing under the Subscription Agreement.

c.
If and to the extent applicable the Parties and their representatives, heirs and assigns expressly waive and release any right or benefit which they have or may have under Section 1542 of the Civil Code of the State of California and any other statute or common law doctrine of like effect, to the fullest extent that they may waive all such rights and benefits pertaining to the matters released herein. It is the intention of the Parties, through this Settlement Agreement and with the advice of counsel, to fully, finally and forever settle and release all such matters and all claims relative thereto, in furtherance of this intention.

d.
Dismissal With Prejudice. Tenor, upon execution and delivery of this Settlement Agreement and receipt of the Initial Payment as provided for in section 2(a) above, shall execute and deliver to OBI a Stipulation Of Voluntary Dismissal (“Dismissal”), in the form attached hereto and incorporated herein by reference as Exhibit B.

5. NOTICES

a.
 Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other Party shall be addressed to the other Party at the address set forth below. Any Party may change his/his/its address by notifying the other Parties of their change of address(es) in writing. Any such notice shall be effective three (3) days after dispatch if mailed via First Class Mail, on the day after dispatch if delivered via pre-paid overnight courier and when dispatched if delivered via electronic mail or on the date of delivery if otherwise delivered via hand delivery service to the below addresses.

Oxygen Biotherapeutics, Inc.
Attn: General Counsel
One Copley Parkway, Suite 490
Morrisville, NC 27560

Tenor Capital Management Company LP
Attn: Waqas Khatri / Dan Kochav
1180 Avenue of the Americas, Suite 1940
New York, NY 10036
wkhatri@tenorcapital.com
dkochav@tenorcapital.com

Also, forwarding a copy of same to:

David Dunn, Esq.
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
david.dunn@hoganlovells.com

6. MISCELLANEOUS PROVISIONS

a.
In order to carry out the terms and conditions of this Settlement Agreement, the Parties agree to promptly execute upon reasonable request any and all documents and instruments necessary to effectuate the terms of this Settlement Agreement.

b.
By entering into this Settlement Agreement, no party admits or acknowledges that they committed any wrongdoing on their part or where a court of competent jurisdiction has held or might have held that a wrongdoing was committed, that such wrongdoing damaged the other Party in any manner. The Parties acknowledge and agree that amounts paid by OBI under this Settlement Agreement are being made solely to avoid the costs of defense of further litigation.

c.
This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its rules regarding choice or conflict of laws. Any action brought by OBI or Tenor for breach of this Settlement Agreement shall be filed in the United States District Court for the Southern District of New York. Subsequent changes in New York law or federal law through legislation or judicial interpretation that creates or finds additional or different rights and obligations of the Parties shall not affect this Settlement Agreement.

d.
This Settlement Agreement, along with the Dismissal, is the entire agreement between the Parties with respect to the Released Claims or subject matter of this Settlement Agreement and supersedes all prior and contemporaneous oral and written agreements and discussions pertaining to the Released Claims or subject matter of this Settlement Agreement. Any representations, promise or condition in connection herewith not specifically incorporated herein shall not be binding upon any Party. This Settlement Agreement may not be modified except in a writing signed by authorized representative of all Parties.

e.
No breach of any provision of this Settlement Agreement can be waived unless in writing signed by the Party to be charged with such a waiver. Waiver of any one breach of any provision hereof, in whole or in part, shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

f.
This Settlement Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party; provided, however, that a Party may not assign this Settlement Agreement in whole or in part without obtaining the prior written approval of the other Party, except that a Party shall have the right to assign this Agreement without the consent of the other Party to any affiliate or to any purchaser of that Party's entire business or of substantially all of that Party's assets relating to the subject matter of this Settlement Agreement.

g.
The Parties each represent and warrant they have not assigned all or any portion of any claim pertaining to the Released Claims to any person or entity. In the event any claims are made by any third persons or entities based upon any purported assignment or any such liens or claims are asserted in connection with the Released Claims or proceeds of the Settlement Agreement, then the Party who has breached his representation or warranty contained herein agrees to indemnify and hold harmless the other Party from any said claims being made.

h.
If any one or more of the provisions of this Settlement Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Settlement Agreement shall not in any way be affected or impaired thereby. If such condition, covenant or other provisions shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

i.
Each of the Parties represent and declare that in executing this Settlement Agreement, they relied solely upon their own judgment, belief and knowledge and on the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements covering any matters made by any of the Parties hereto or by any person representing them. The Parties each acknowledge that neither they nor any of their representatives have made any promise, representation or warranty whatsoever, written or oral to any other Party, as any inducement to enter into this Settlement Agreement, except as expressly set forth in this Settlement Agreement.

j.
This Settlement Agreement is the result of negotiation and compromise among the Parties and no Party shall be prejudiced as having been the drafter of the Settlement Agreement or any related exhibits incorporated therein. Ambiguities shall not be construed against the interest of either Party solely by reason of it having drafted all or any part of this Settlement Agreement. Headings of sections and paragraphs are for convenience of the parties only and are not a part of this Settlement Agreement and shall not be considered in the interpretation or construction of this Settlement Agreement.

k.
Each Party further represents and warrants that it has carefully read this Settlement Agreement and knows and understands the contents and that it executed this Settlement Agreement freely and voluntarily and having had the benefit of the advice of legal counsel of its choosing.

l.
This Settlement Agreement may be executed in any number of identical counterparts, each of which shall be an original, which together constitute one and the same instrument, which shall be binding and effective as to all Parties. This Settlement Agreement may be executed via facsimile or other form of electronically transmitted signature, which shall have the same force and effect as if they were original signatures.

m.
Each Party warrants and represents that it has all necessary right, title and authority to enter into this Settlement Agreement, to grant the rights and interests herein granted and to perform all of its obligations under this Settlement Agreement and that any person executing this Agreement on its behalf is duly authorized to do so.

n.
The provisions and existence of this Settlement Agreement may not be cited by any Party as an admission of any issue of fact or law, except in an action to enforce or for breach of this Settlement Agreement. It is understood and agreed that if the foregoing provision is breached by either Party, the non-breaching Party may be entitled to injunctive or other equitable relief to prevent such a breach. Any non-breaching Party seeking such injunctive relief will not be obligated to secure any bond or give any security in connection with the  application for such relief. The right to seek injunctive relief is in addition to all other rights, remedies and forms of relief which may be available. In furtherance of the foregoing, any and all press releases relating to the subject matter hereof shall be mutually agreed upon.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be duly executed as of the date first written above and each signatory affirms they have the authority to enter into this agreement on behalf of the Party they represent and each Party covenants that this instrument and the execution of the exhibits is a voluntary act of each Party and the manner of execution is sufficient to constitute a binding agreement on its behalf.

OXYGEN BIOTHERAPEUTICS, INC.	TENOR OPPORTUNITY MASTER FUND, LTD., ARIA OPPORTUNITY FUND, LTD. AND PARSOON OPPORTUNITY FUND, LTD.
By: ____________________________	By: ____________________________

Name: ____________________________	Name: ____________________________

Title: ____________________________	Title: ____________________________

EXHIBIT A

OBI COMPANY CLOSURE SCHEDULE

Martin Luther King Day: January 21, 2013 (Monday)

Presidents’ Day: February 18, 2013 (Monday)

Memorial Day: May 27, 2013 (Monday)

Independence Day: July 4, 2013 and July 5, 2013 (Thursday and Friday)

Labor Day: September 2, 2013 (Monday)

Thanksgiving: November 28, 2013 and November 29, 2013 (Thursday and Friday)

Christmas through New Years:	December 23, 2013 through January 1, 2014
(reopen January 2, 2014)

EXHIBIT B

Stipulation Of Voluntary Dismissal

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------------
TENOR OPPORTUNITY MASTER FUND,
LTD., ARIA OPPORTUNITY FUND, LTD. &
PARSOON OPPORTUNITY FUND, LTD.,

Plaintiffs,                                           11-cv-06067 (KBF)

v.

OXYGEN BIOTHERAPEUTICS, INC.,

Defendant.
---------------------------------------------------------------

STIPULATION OF VOLUNTARY DISMISSAL PURSUANT TO F.R.C.P. 41(a)(1)(A)(ii)

IT IS HEREBY STIPULATED AND AGREED, by and between the parties and/or their respective counsel that the above-captioned action is voluntarily dismissed, with prejudice, against the defendant Oxygen Biotherapeutics, Inc. pursuant to the Federal Rules of Civil Procedure 41(a)(1)(A)(ii).

Dated:	New York, New York March __, 2013

GUSRAE KAPLAN NUSBAUM PLLC	HOGAN LOVELLS US LLP

By:_____________________________	By:___________________________
Martin P. Russo, Esq. (MR-4130)	David Dunn, Esq. (DD-1823)
mrusso@gkblaw.com	david.dunn@hoganlovells.com
120 Wall Street	875 Third Avenue
New York, NY 10005	New York, NY 10022
Phone: 212-269-1400	Phone: 212-918-3000
Fax: 212-804-5449	Fax: 212-918-3100
Attorney for Defendant	Attorney for Plaintiffs